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                                                                    EXHIBIT 23.1



                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Chenex Pharmaceuticals, Inc.:


We consent to the use of our report included herein and to the reference to our firm under the heading "Selected Financial Data of Chemex" and "Experts" in the prospectus.

Our report dated March 30, 1995 contains an explanatory paragraph that states that the Company's recurring losses raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG Peat Marwick LLP
------------------------
KPMG Peat Marwick LLP

New York, New York
November 6, 1995